EXHIBIT 10.1

CREDIT AGREEMENT

THIS AGREEMENT dated for reference March 30, 2009 is between:

IONIC CAPITAL CORP., a British Columbia company having an office at Suite 1028, 550 Burrard Street, Vancouver, British Columbia V6C 2B5

(the “Lender”)

AND:

ALLIED NEVADA GOLD CORP., a Delaware corporation, having its chief executive office at 9600 Prototype Court, Reno, Nevada 89521

(“Allied Nevada”)

AND:

HYCROFT RESOURCES & DEVELOPMENT, INC., a Nevada corporation, having its chief executive office at 9604 Prototype Court, Reno, Nevada 89521

(“Hycroft”)

(Allied Nevada and Hycroft are collectively referred to herein as the “Borrowers”)

BACKGROUND

A.        The Lender has agreed to lend to the Borrowers and the Borrowers have agreed to borrow from the Lender the aggregate principal amount of up to CAD$8,000,000, on the terms and subject to the conditions of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	Definitions. In this Agreement:
(a)	“Advance” means the advance of the Facility hereunder;
(b)	“Allied Nevada” Allied Nevada Gold Corp., a Delaware corporation;
(c)	“Borrowers” means collectively, Allied Nevada and Hycroft and “Borrower” means either one of them;
(d)	“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in the Province of British Columbia or the State of Nevada;

(e)	“Collateral” has the meaning set forth in subparagraph 7(a) below;
(f)	“control” has the meaning set forth in subparagraph 12(n) below;
(g)	“Equipment” means the equipment which has been acquired by Hycroft, as described in Schedule “C” attached hereto;
(h)	“Event of Default” has the meaning set forth in paragraph 12 below;
(i)	“Exchange” means The Toronto Stock Exchange;
(j)	“Facility” means the $8,000,000 credit facility granted by the Lender to the Borrowers pursuant to this Agreement;
(k)	“Final Approval” has the meaning set forth in subparagraph 9(j) below;
(l)	“Financial Statements” has the meaning set forth in subparagraph 9(g) below;
(m)	“Hycroft” means Hycroft Resources & Development, Inc., a Nevada corporation;
(n)	“Hycroft Mine” means the mining properties and related interests comprising the Hycroft open pit mine located near Winnemucca, Nevada operated by Hycroft;
(o)	“Indebtedness” means:
(i)	all indebtedness for borrowed money and all obligations evidenced by notes, bonds, debentures or other similar instruments;
(ii)	all obligations, contingent or otherwise, in respect of letters of credit (whether or not drawn) or bankers acceptances or similar facilities;
(iii)

all obligations to pay the deferred purchase price of property or services (other than current trade payables that are incurred in the ordinary course of business and are not overdue for a period of more than 90 days;

(iv)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired;
(v)

all obligations which would be required to be disclosed on the Borrower’s balance sheet as a liability in accordance with US GAAP and which would be payable more than 12 months from the date of creation thereof (other than reserves for taxes and for contingent obligations); and

(vi)

all obligations of the kind referred to above in this subparagraph (o) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights), whether or not either Borrower has become liable for the payment of such obligation;

(p)	“Lender” means Ionic Capital Corp., a British Columbia company;

(q)

“Liens” means any mortgage, charge, lien, hypothec or encumbrance, whether fixed or floating on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any royalty payment obligation, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangement of any kind;

(r)	“Note” has the meaning set forth in paragraph 8(a)(i) below;
(s)	“Permitted Disposition” has the meaning set forth in paragraph 4(b)(i) below;
(t)	“Permitted Encumbrances” means the Liens described in Schedule “D” hereto;
(u)	“Public Record” has the meaning set forth in paragraph 9(i) below;
(v)	“Outstanding Balance” has the meaning set forth in paragraph 4(a) below;
(w)	“Retainer” has the meaning set forth in paragraph 14 below;
(x)

“Secondary Mining Properties” means any mining claims, patented or unpatented, leases, permits, easements, licences, subleases, rights of way or other rights to carry out or conduct mining exploration or operations now held by any of Allied Nevada Gold Holdings LLC, Allied VNC Inc. or Victory Exploration Inc., which for greater certainty, does not include the Hycroft Mine;

(y)	“Structuring Fee” has the meaning set forth in paragraph 6 below;
(z)

“Subsidiaries” means, with respect to the Borrowers, any corporation of which at least a majority of the outstanding shares to which there is attached voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, shall at the relevant time be owned directly or indirectly by the Borrowers, one or more Subsidiaries of the Borrowers, or any combination thereof, and for greater certainty, shall include those corporations listed on Schedule “B” hereto, and “Subsidiary” shall mean any one of them;

(aa)	“Term Sheet” means the Term Sheet for Credit Facility dated March 6, 2009, between Allied Nevada and the Lender; and
(bb)	“US GAAP” has the meaning set forth in paragraph 9(g) below.
2.

Facility Advance. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 8 of this Agreement, as the case may be, the Lender will advance the principal amount of the Facility to the Borrowers or as the Borrowers may otherwise direct.

3.

Use of Proceeds. The Borrowers covenant and agree with the Lender that the Facility proceeds will be used by Hycroft for its general working capital purposes, and for no other purpose whatsoever without the express written consent of the Lender.

4.	Term and Prepayment.
(a)

Subject to the rights of the Lender under Section 13 to accelerate payment of all monies owing hereunder, the principal amount of the Advance, together with all accrued but unpaid interest, fees and other costs or charges payable hereunder from time to time (collectively the “Outstanding Balance”), will be immediately due and payable by the Borrowers to the Lender on September 30, 2010.

(b)	If after the Advance of the Facility, the Borrowers or any of their respective Subsidiaries:
(i)

sell or otherwise dispose of any assets outside of the ordinary course of business, except for the transfer by any of Allied Nevada Gold Holdings LLC, Allied VNC Inc. or Victory Exploration Inc. of any interest in any Secondary Mining Properties to an arms length third party for good and valuable consideration at fair market value by way of joint venture, sale or option (each, a “Permitted Disposition”); or

(ii)

close one or more equity or debt financings (which for greater certainty shall not include the exercise of any options or warrants validly issued by either of the Borrowers and outstanding as at the date of this Agreement), the Borrowers will pay or cause to be paid to the Lender all proceeds from such sale, disposition or financing, net of reasonable selling or financing costs, up to the full amount of the Outstanding Balance, to be applied on account of the Facility.

(c)

The Borrowers may prepay the Facility in whole at any time before maturity, without penalty, provided that such prepayment occurs on the last Business Day of any calendar month during the term of the Facility and further provided that the Borrowers have delivered to the Lender written notice of its intention to prepay the Facility not less than two (2) months prior to such prepayment.

5.

Interest. Interest will accrue on the Outstanding Balance from the date of Advance at the rate of fifteen percent (15%) per annum, calculated daily and compounded monthly (effective annual rate of 16.08%), and be payable by the Borrowers to the Lender monthly on the last Business Day of every month, as well as after maturity, default and judgment.

6.

Structuring Fee. In consideration for the Lender entering into this Agreement, the Borrowers shall pay to the Lender a non-refundable $80,000 structuring fee concurrently with the Advance (the “Structuring Fee”).

7.	Security. As security for the Facility the Borrowers will execute and deliver, or cause to be executed and delivered, to the Lender:
(a)

security agreements from the Borrowers, under which the Borrowers will grant to the Lender a first priority security interest over all of the Equipment listed on Schedule “C” hereto, together with all spare parts, accessions and accessories located with or installed on or affixed or attached to any of the Equipment from time to time, all replacements, substitutions and all proceeds thereof (collectively, the “Collateral”), subject only to Permitted Encumbrances; and

(b)	such other security as the Lender may reasonably require;

all in form and terms satisfactory to the Lender and its counsel (collectively, the “Security”).

8.	Conditions Precedent to the Advance. As conditions precedent to the Advance under the Facility by the Lender:
(a)	the Borrowers will have:
(i)	executed and delivered to the Lender a promissory note in the form attached hereto as Schedule “B” (the “Note”) in the principal amount of the Advance;
(b)	the Borrowers will have:
(i)

executed and delivered or caused to be executed and delivered all of the security documents referred to in paragraph 7 above and the documents, securities and instruments referred therein and the Lender will have completed all registrations and other filings that may be prudent or necessary to perfect the Lender’s security therein;

(ii)

delivered certified copies of their directors’ resolutions authorizing the borrowing or guaranteeing of the Facility, as the case may be, the grant of the Security and the execution and delivery of this Agreement and all agreements, documents and instruments referred to herein, together with officer’s certificates, certifying certain factual matters; and

(iii)	caused to be executed and delivered legal opinions of the Borrowers’ United States counsel, in form and terms satisfactory to the Lender and its counsel, acting reasonably;
(c)

the representations and warranties of the Borrowers contained in paragraph 9 will be true and correct in all material respects and the Borrowers will have complied with all covenants required to be complied with by them prior to the Advance under the Facility by the Lender (including but not limited to the payment of the Structuring Fee payable in connection with the Advance);

(d)

there shall have been no adverse material change in the business, operations, assets or ownership of the Borrowers or any of their respective Subsidiaries, taken as a whole, since the date of the Term Sheet;

(e)

the Lender will have completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrowers and their respective Subsidiaries, properties and assets, including but not limited to the Equipment and all valuations in respect thereof;

(f)

the Lender will, in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrowers and their respective Subsidiaries and the adequacy of the collateral security contemplated herein;

(g)	the Lender shall have completed the syndication of the Facility; and
(h)	the Lender shall have received the approval of its board of directors;

all in form and terms satisfactory to the Lender and its counsel. If any of the foregoing conditions precedent are not satisfied or waived by the Lender in writing on or before April 3, 2009, this Agreement will terminate, and the Lender will be under no further obligation to the Borrowers in connection with the transaction contemplated herein.

9.	Representations and Warranties. The Borrowers represent and warrant to the Lender as follows:
(a)

each of the Borrowers exists as a company under the law of its jurisdiction of incorporation, and has not discontinued or been dissolved under that Law and is in good standing with respect to the filing of annual reports thereunder;

(b)

each of the Borrowers has the power and authority to (i) carry on its business as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder;

(c)

this Agreement and all ancillary instruments or documents issued, executed and delivered hereunder by each of the Borrowers, has been duly authorized by all necessary action of each of the Borrowers and each constitutes or will constitute a legal, valid and binding obligation of each, enforceable against each of the Borrowers in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(d)

neither of the Borrowers nor any Subsidiary is in breach of or in default under any agreement which if terminated or cancelled could reasonably be expected to have a material adverse effect on the business, properties or assets of the Borrowers, or any obligation in respect of borrowed money and the execution and delivery of this Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation or breach of, or default under the Borrowers’ or any Subsidiary’s constating documents, any law, any judgment, agreement or instrument to which they are a party or may be bound;

(e)	on closing, the Security will create a valid first registered charge, lien and security over the Collateral, subject only to Permitted Encumbrances;
(f)

no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing, or to the best of the Borrowers’ knowledge are pending, against either of the Borrowers or any Subsidiary or any of their respective properties or assets or affecting any of their properties or assets which could reasonably be expected to have a material adverse effect on their business, properties or assets;

(g)

the audited annual consolidated financial statements for Allied Nevada for the fiscal year ended December 31, 2008, including all notes and management’s discussion and analysis publicly disclosed in connection therewith (collectively, the “Financial Statements”), fairly present the financial affairs of Allied Nevada and its Subsidiaries as of the date to which they are made, and have been prepared in accordance with United States of America generally accepted accounting principles, consistently applied (“US GAAP”);

(h)

Allied Nevada is in compliance, in all material respects, with its continuous disclosure obligations under applicable securities laws and, without limiting the generality of the foregoing, there has been no adverse material change (actual, contemplated or threatened) in the property, assets, business or operations of either of the Borrowers or any of their respective Subsidiaries, taken as a whole, since the date of release of the Financial Statements, other than as publicly disclosed in writing by Allied Nevada prior to the date of this Agreement;

(i)

the information circulars, prospectuses, annual information forms, offering memoranda, financial statements, material change reports and news releases filed with the Exchange and the Securities Commissions in those jurisdictions in which Allied Nevada is a reporting issuer on or during the twelve (12) months preceding the date hereof (collectively, the “Public Record”), is complete and accurate in all material respects and omits no facts, the omission of which makes the Public Record, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(j)

the Borrowers and their respective Subsidiaries have conducted and are conducting their respective businesses in compliance with all applicable laws, bylaws, rules and regulations of each jurisdiction in which their businesses are now carried on and hold all licenses, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable their businesses to be carried on as now conducted and all such licenses, registrations, permits, consents and qualifications are valid and subsisting and in good standing and neither of the Borrowers nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, consents or qualifications which could reasonably be expected to have any materially adverse affect on, the condition of such businesses, operations, condition (financial or otherwise) or income of the Borrowers or any Subsidiary;

(k)

no order ceasing or suspending trading in securities of either of the Borrowers or prohibiting the sale of securities by either of the Borrowers has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(l)

neither Canada Revenue Agency, the Internal Revenue Service, nor any other taxation authority has asserted or, to the best of the Borrowers’ knowledge, has threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of either of the Borrowers or any Subsidiary filed for any year which would have material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Borrowers or any Subsidiary;

(m)	neither of the Borrowers nor any Subsidiary is a party to any material contract other than as disclosed in the Public Record;
(n)	Allied Nevada is a reporting issuer under the Securities Acts of all Canadian Provinces and the Yukon Territory and is in compliance with its material obligations under those

Acts and under the rules, regulations and policies of the Exchange, and will use its best efforts to maintain such status, without default, from the date hereof until repayment in full of the Facility to the Lender;

(o)

as at the date of this Agreement, except as disclosed in the Financial Statements, in any filings within any governmental body or securities regulatory authority or to the Lender in writing and as contemplated by this Agreement, no holder of outstanding shares in the capital of the Borrowers will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of the Borrowers or other securities of the Borrowers, and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of the Borrowers are outstanding;

(p)	except as disclosed on Schedule “B” hereto, the Borrowers have no direct or indirect subsidiary corporations;
(q)

all factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrowers for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading;

(r)

the Borrowers and their respective Subsidiaries are solvent and are generally able to pay their debts as they come due and will be able to do so after giving effect to the transactions contemplated in this Agreement; and

(s)	the chief executive, principal place of business and place where each of the Borrowers and each Subsidiary keep their books and records is located at 9600 Prototype Court, Reno, Nevada 89521.
10.	Positive Covenants of the Borrowers. The Borrowers covenant and agree that so long as any monies will be outstanding under this Agreement, they will:
(a)	at all times maintain their corporate existence and the corporate existence of all of their Subsidiaries;
(b)	duly perform their obligations under this Agreement and all other agreements and instruments executed and delivered hereunder or thereunder;
(c)	promptly pay when due all agency or finders’ fees payable in connection with the Facility or this Agreement and indemnify and save harmless the Lender from all claims in respect of any such fees;
(d)	carry on and conduct their business in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with US GAAP;
(e)

at all times comply with all applicable laws, except where such voluntary non-compliance could not reasonably be expected to have a material adverse effect on the business, properties or assets of either of the Borrowers or any Subsidiary;

(f)

pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets, provided however that the Borrowers shall not be required to pay any such tax, assessment, charge or levy or claim so long as it remains secured by a Permitted Lien;

(g)

give to the Lender within three (3) Business Days of filing on SEDAR copies of all documents or instruments publicly filed by Allied Nevada on SEDAR, together with such other financial or other management reports, certificates, updated financial statements, including monthly internal financial and operational reports and documents and such other information with respect to the Borrowers or the Subsidiaries as the Lender may reasonably request from time to time during the term of this Agreement;

(h)	provide the Lender with written notice of any proposed financing made by or to the Borrowers concurrently with, but not prior to, public disclosure of such financing;
(i)

furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same; and

(j)	perform and do all such acts and things as are necessary to perfect and maintain the Security provided to the Lender pursuant to this Agreement.
11.	Negative Covenants of the Borrowers. The Borrowers covenant and agree with the Lender that the Borrowers will not without first obtaining the written consent of the Lender:
(a)

except for the Security and Permitted Encumbrances, make, give, create or permit or attempt to make, give or create any mortgage, charge, lien, security interest or other encumbrance over any assets of the Borrowers or any Subsidiary;

(b)	change the name of either Borrower or any Subsidiary;
(c)

allot and issue any new shares of any Subsidiary, unless in the case of a Subsidiary whose shares have been pledged or otherwise subject to a security interest in favour of the Lender as part of the Security, the share certificates representing all such new shares allotted and issued are delivered to the Lender, together with powers of attorney and such other transfer documents as the Lender or its counsel may require, to be held by the Lender pursuant to the Security as additional security for the obligations of the Borrowers to the Lender in respect of the Facility;

(d)	in the case of the Borrowers, declare or provide for any dividends or other payments or distributions based on share capital;
(e)	in the case of the Borrowers, redeem or purchase any of its shares;
(f)

make any sale of or dispose of any substantial or material part of its business, assets or undertaking, or that of any Subsidiary, including their interest in the Hycroft Mine or the shares or assets of any Subsidiary outside of the ordinary course of business, but excluding a Permitted Dispostion by any of Allied Nevada Gold Holdings LLC, Allied VNC Inc. or Victory Exploration Inc.;

(g)

save and except for the Facility and purchase money security interests, chattel mortgages and equipment leases entered into in the ordinary course of business, incur any Indebtedness or cause any Subsidiary to incur any Indebtedness, without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender;

(h)

in respect of itself or any Subsidiary, pay out any shareholders loans or other indebtedness to non-arm’s length parties or enter into any transactions with any non-arm’s length parties other than on commercially reasonable terms, unless such payment or transaction is with one of the other Borrowers hereto and the proceeds of such payment and all benefits of such transaction continue to be subject to the Security after giving effect to such payment or transaction; or

(i)	in respect of itself or any Subsidiary, guarantee the obligations of any other person, directly or indirectly, other than obligations permitted by this Agreement.
12.	Events of Default. Each and every of the events set forth in this paragraph will be an event of default (“Event of Default”):
(a)	if the Borrowers fail to make any payment of principal or interest when due hereunder, and such failure continues for two (2) Business Days;
(b)

if either of the Borrowers defaults in observing or performing any material term, covenant or condition of this Agreement or any Security or other document delivered hereunder or in connection with the Facility, other than the payment of monies as provided for in subparagraph (a) hereof, on their part to be observed or performed and such failure continues for five (5) Business Days;

(c)	if either of the Borrowers commits an event of default under the Security;
(d)

if Allied Nevada is in default of any material prescribed filings with applicable securities regulatory authorities, the stock exchange or market on which its shares trade (collectively, the “Authorities”), or are subject to any suspension in excess of two (2) trading days or cease trade order issued by any such Authority;

(e)

if any of the Borrowers’ representations, warranties or other statements in this Agreement or any other collateral document delivered hereunder or in connection with the Facility were at the time given false or misleading in any material respect;

(f)

if either of the Borrowers are in default under any agreement which if terminated could reasonably be expected to result in a material adverse effect on the operations, business or assets of either of the Borrowers and written notice of such default has been given to the Borrowers by the other party thereto;

(g)

if either of the Borrowers default in any material respect in observing or performing any term, covenant or condition of any debt instrument or obligation in respect of borrowed money by which they are bound in an aggregate amount of not less than $100,000;

(h)

if either of the Borrowers permit any sum which has been admitted as due, or is not disputed to be due, and which forms or is capable of being made a charge upon any of the assets or undertaking of either of the Borrowers to remain unpaid or not challenged for 30 days after proceedings have been taken to enforce the same;

(i)	if either of the Borrowers, directly or indirectly through any Subsidiary, cease or threaten to cease to carry on business;
(j)

if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of Allied Nevada or if Allied Nevada’s common shares are suspended or de-listed from trading on any stock exchange;

(k)	if, in the reasonable opinion of the Lender, an adverse material change occurs in the financial condition of either of the Borrowers;
(l)

if the Lender in good faith and on commercially reasonable grounds believes that the ability of the Borrowers, taken as a whole, to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement or any Security or other agreement or document delivered hereunder is impaired or any security granted by the Borrowers or any Subsidiary to the Lender is or is about to be impaired or in jeopardy in any material respect;

(m)

if either of the Borrowers or any Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect;

(n)

any change of control of either of the Borrowers (“control” being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of either such Borrowers); or

(o)

if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against either of the Borrowers or any Subsidiary which is not opposed by such Borrowers or Subsidiary in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding.

13.

Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder.

14.

Lender’s Expenses. The Borrowers will pay for the Lender’s reasonable legal fees (on a solicitor and own client basis) and all other reasonable costs, charges and expenses (including all due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the contemplated security hereunder, all as may be reasonably required by the Lender, in its sole and absolute discretion, to complete this transaction, as well as all legal fees (on a solicitor and own client basis) and all other costs, charges and expenses of and incidental to the collection or recovery of all amounts owing hereunder, including but not limited to the enforcement of the Security granted hereunder or otherwise, which secures repayment of the

Facility. In connection therewith, the Borrowers have delivered to the Lender CAD$30,000 as a retainer for such fees and expenses (the “Retainer”). All amounts payable hereunder will be paid firstly from the Retainer. In connection with the Advance, the Lender may deduct such additional retainer from the proceeds of the Advance as it may require to cover all such fees and expenses incurred up to and including the closing of the transactions contemplated herein. All amounts payable under this paragraph 14 thereafter will be payable by the Borrowers to the Lender within 30 days of presentment of an invoice. If not paid within that time, such amount will be added to and form part of the principal amount of the Facility and shall accrue interest from such date as if it had been advanced by the Lender to the Borrowers hereunder.

15.

Indemnity. The Borrowers agree to indemnify and save harmless the Lender and each of its directors, officers, employees and agents from and against all liabilities, claims, losses, damages and reasonable costs and expenses in any way caused by or arising directly or indirectly from or in consequence of the occurrence of any Event of Default under this Agreement.

16.	Notices. In this Agreement:
(a)

any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

(i)	if to the Lender:

Ionic Capital Corp..

Suite 1028, 550 Burrard Street

Vancouver, BC V6C 2B5

Attention:	A. Murray Sinclair
Fax No:	(604) 681-4692
(ii)	if to either of the Borrowers:

c/o Allied Nevada Gold Corp.

9600 Prototype Court

Reno, Nevada 89521

Attention:	Hal Kirby
Fax No:	(775) 358-4458

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b)	notice or communication will be considered to have been received:
(i)

if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)	if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii)

if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

17.

Assignment. The Borrowers acknowledge and agree that the Lender may assign all or part of the Facility, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity (other than such as arise under this Agreement or the Security), subject only to the Lender’s notification of such assignment or assignments being given in writing to the Borrowers.

18.

Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrowers covenant and agree to make all payments of interest, bonus, standby, principal and structuring fees due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Facility as set out in such written notice and direction, absent which all such payments may be made to the Lender.

19.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
20.	Waivers. No failure or delay on the Lender’s part in exercising any power or right hereunder will operate as a waiver thereof.
21.

Joint Obligations. The agreements of, and all obligations and covenants to be performed and observed by, the Borrowers hereunder will be the joint and several agreements, obligations and covenants of each of the persons comprising the Borrowers and any request or authorization given to the Lender by any of the persons comprising the Borrowers will be considered to be the joint and several requests or authorizations of each of the persons comprising the Borrowers.

22.	Remedies are Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.
23.	Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.
24.

Criminal Code Compliance. In this paragraph the terms “interest”, “criminal rate” and “credit advanced” have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. The Borrowers and the Lender agree that, notwithstanding any agreement to the contrary, no interest on the Facility or the credit advanced by the Lender under this Agreement will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

(a)	the elements of return which fall within the term “interest” will be reduced to the extent necessary to eliminate such excess;
(b)	any remaining excess that has been paid will be credited towards prepayment of the Facility; and

(c)

any overpayment that may remain after such crediting will be returned forthwith to the Borrowers upon demand, and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement, the Note and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Borrowers and the Lender to give effect to them.

25.

Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

26.

Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Borrowers submit to the non-exclusive jurisdiction of the Courts of the Province of British Columbia and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

27.

Amendment. This Agreement supersedes the Term Sheet and all prior agreements and discussions between the parties with respect to the subject matter set forth herein. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

28.	Schedules. All Schedules attached hereto will be deemed fully a part of this Agreement.
29.	Currency. All references herein to “dollars” or “$” are to Canadian dollars, unless otherwise indicated.
30.	Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

[Signature page follows]

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

IONIC CAPITAL CORP.

Per:
Authorized Signatory

ALLIED NEVADA GOLD CORP.

Per:
Authorized Signatory

HYCROFT RESOURCES & DEVELOPMENT, INC.

Per:
Authorized Signatory

SCHEDULE “A”

PROMISSORY NOTE

Principal Amount: CAD$8,000,000

For value received, ALLIED NEVADA GOLD CORP. and HYCROFT RESOURCES & DEVELOPMENT, INC. (the “Borrowers”) hereby jointly and severally promise to pay to or to the order of IONIC CAPITAL CORP. (the “Lender”) the principal amount of EIGHT MILLION CANADIAN DOLLARS (CAD$8,000,000) (the “Principal Amount”) on (subject to the rights of the Lender to accelerate payment under the Credit Agreement dated for reference March 30, 2009 is between the Lender and the Borrowers) September 30, 2010, together with interest accruing on the outstanding Principal Amount from the date hereof at a rate of FIFTEEN PERCENT (15%) per annum, compounded monthly (effective rate of 16.08% per annum), before and after each of maturity, default and judgment, payable monthly on the last Business Day of every month. All payments under this promissory note will be made by certified cheque, bank draft or wire transfer (pursuant to wire transfer instructions provided by the Lender from time to time) and delivered to the Lender at Suite 1028, 550 Burrard Street, Vancouver, British Columbia V6C 2B5.

The undersigned are entitled to prepay this promissory note, in whole or in part, without penalty, provided that such prepayment occurs on the last Business Day of any calendar month during the term of the Facility (as defined in the Credit Agreement) and further provided that the Borrowers have delivered to the Lender written notice of its intention to prepay the Facility not less than two (2) months prior to such prepayment. The undersigned waives demand and presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. In this promissory note, “Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in the Province of British Columbia or the State of Nevada.

Dated: March 30, 2009.

ALLIED NEVADA GOLD CORP.

Per:
Authorized Signatory

HYCROFT RESOURCES & DEVELOPMENT, INC.

Per:
Authorized Signatory

SCHEDULE “B”

SUBSIDIARIES

•	Allied Nevada Gold Holdings LLC, a Nevada limited liability company
•	Hycroft Resources & Development, Inc. , a Nevada corporation
•	Allied VGH Inc. , a Nevada corporation
•	Allied VNC Inc. , a Nevada corporation
•	Victory Gold Inc. , a Nevada corporation
•	Victory Exploration Inc. , a Nevada corporation

SCHEDULE “C”

EQUIPMENT

SCHEDULE “D”

PERMITTED ENCUMBRANCES

None.